Bridge Bancorp Inc. Announces Stock Repurchase

Bridgehampton, NY October 17th, 2000

Bridge Bancorp Inc., (the "Company") (NASDAQ/OTC:BDGE), the holding company for The Bridgehampton National Bank (the "Bank"), announced that its Board of Directors approved a stock repurchase. The Company has purchased 20,000 shares on the open market, which represents approximately .5% of the Company's 4,237,597 outstanding shares.

Thomas J. Tobin, President and Chief Executive Officer stated that the Board of Directors and management are committed to growing long term value for the Company stockholders and believe the repurchase of common stock represents a sound investment of Company funds. The repurchased shares will be used for general corporate purposes.

The  Bridgehampton  National  Bank is the  oldest  independent  commercial  bank headquartered on the South Fork of Long Island. The Bank operates retail branches in Bridgehampton, East Hampton, Greenport, Mattituck, Montauk, Southampton, Southampton Village, and Southold. BNB's ninth branch office, which will open later this year, will be located on the corner of Bay Street and Division Street, in Sag Harbor. The Bridgehampton National Bank is locally directed and managed and is a member of the Independent Bankers Association of America, the Independent Bankers Association of New York State and the Federal Deposit Insurance Corporation. Bridgehampton National Bank is an Equal Housing Lender and an Equal Opportunity Employer.

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.